Terra Industries’ Board of Directors Rejects CF Industries’ Unsolicited Proposal
Sioux City, Iowa (January 28, 2009) Terra Industries Inc. (NYSE: TRA) today announced that its Board of Directors has unanimously concluded that the January 15, 2009 unsolicited proposal from
CF Industries Holdings, Inc. (NYSE: CF) is not in the best interests of Terra and Terra’s shareholders.
Following is the text of the letter that Terra sent today to Stephen R. Wilson, Chairman, President and Chief Executive Officer of CF Industries:
Mr. Stephen R. Wilson
Chairman, President and Chief Executive Officer
CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL 60015
Dear Mr. Wilson:
The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your unsolicited proposal to combine our companies. Although we are perplexed by your decision to make a public approach that is conditioned on and subject to due diligence, we have nonetheless examined thoroughly the full range of strategic, industrial, financial and legal aspects of the combination you propose.
We concluded that your proposal does not present a compelling case to create additional value for the shareholders of either company, and that it substantially undervalues Terra on an absolute basis and relative to your company. Accordingly, our Board has unanimously concluded that your proposal is not in the best interests of Terra and our shareholders and we decline to accept it.
Sincerely,

/s/ Michael L. Bennett	/s/ Henry R. Slack
Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman of the Board

cc:	Board of Directors of CF Industries Holdings, Inc., c/o Corporate Secretary, CF Industries Holdings, Inc.

Credit Suisse Securities (USA) LLC is serving as Terra’s financial advisor, and Cravath, Swaine & Moore LLP and Wachtell, Lipton Rosen & Katz are serving as legal counsel to Terra.
About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.
Forward-looking statement
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.